                            Exhibit 99.1

JLL Income Property Trust
Board of Directors Appoints Two New Members
Chicago (August 15, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.8 billion in portfolio assets, announced today that its Board of Directors (the “Board”) approved an increase in the number of directors by two to a total of 10 directors and appointed two new members. The Board appointed Allan Swaringen, JLL Income Property Trust’s President and CEO, along with wealth management industry veteran Douglas Lindgren, who joins as an independent director. The Board is now comprised of four affiliated directors and six independent directors. Swaringen and Lindgren’s tenure on the Board is effective as of August 10, 2022.
“Expanding the Board and the addition of Allan and Doug is reflective of our commitment to add exceptional industry knowledge, experience and vision to its ranks,” said Lynn C. Thurber, Director and Chairman of the Board. “Given JLL Income Property Trust’s growth over the past few years, it is imperative that the Board’s composition reflects this momentum and is well-positioned for the challenges and opportunities ahead of us. We believe the addition of Allan and Doug, with their deep industry knowledge, enables the Board to achieve that goal.”
Swaringen has been President and CEO of JLL Income Property Trust since its launch in 2012. Swaringen has more than 35 years of real estate experience, and has been with LaSalle Investment Management, JLL Income Property Trust’s advisor, since 1998.
“Allan’s vision, innovation and leadership of JLL Income Property Trust revolutionized the NAV REIT industry ten years ago and have positioned LaSalle at the forefront of offering institutionally managed real estate solutions to private clients,” said Kristy Heuberger, Co-Head of the Americas for LaSalle Investment Management and JLL Income Property Trust Board member. “Additionally, I’m thrilled with Doug’s appointment. Throughout his career Doug has been a leader in developing institutional-caliber, alternative investment solutions for the wealth management industry and will undoubtedly bring important expertise to our Board.”
Swaringen added, “I am pleased to be asked to join the Board and continue to lead our team that is tirelessly focused on driving results for stockholders in JLL Income Property Trust, the longest tenured solution in the daily NAV REIT market, and we will continue that focus as we approach our ten year anniversary later this year.”
Lindgren brings more than 30 years of wealth management, product development and private equity expertise to the Board, having served as head of Alternative Investments for both U.S. Trust and UBS, and as CEO, North America of Carne Group. Lindgren also has previous Board experience, serving as an Independent Trustee for American Beacon Funds. During his time at UBS, Lindgren was responsible for a range of strategic initiatives, including manager selection, along with developing the wealth management division’s broad offering of traditional and alternative investment funds, comprising more than $300 billion in assets under management. Lindgren also served as an adjunct professor at Columbia Business School teaching courses on alternative investments. Lindgren earned a Master of Business Administration from Columbia University.

Internal

“I’m honored to join the JLL Income Property Trust Board,” said Lindgren. “The wealth management industry has evolved significantly over the past decade. Institutional quality alternative investments executed by world-class investment managers with strong governance and leadership have a bright future.”
JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
###
About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.
About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages more than $80 billion of assets in private and public real estate property and debt investments as of Q2 2022. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com.
Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.
Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

Internal